Exhibit (h)(1)

SECOND AMENDED AND RESTATED OPERATING SERVICES AGREEMENT

This Second Amended and Restated Operating Services Agreement (this “Agreement”) is made and entered into as of the 8th day of June, 2011, by and between The Henssler Funds, Inc., a Maryland corporation (the “Fund”), and Henssler Asset Management, LLC, a Georgia limited liability company (hereinafter referred to as “Henssler”).

WHEREAS, the Fund is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”), and authorized to issue shares representing interests in The Henssler Equity Fund (the “Portfolio”); and

WHEREAS, Henssler is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

WHEREAS, the parties hereto entered into that certain Operating Services Agreement dated as of May 1, 1998 (the “Original Agreement”), which provided, or arranged for the provision of, certain operational services necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions set forth therein; and

WHEREAS, on June 29, 2001, the parties hereto amended and restated the Original Agreement (the “First Amended and Restated Agreement”) in its entirety; and

WHEREAS, the parties hereto wish to amend and restate the First Amended and Restated Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         Obligations of Henssler

(a)        Services.  The Fund hereby retains Henssler to provide, or arrange for the provision of, the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the “Services”):

(1)	accounting services and functions, including costs and expenses of any independent registered public accountants;

(2)
non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

(3)	dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

(4)	custodian and depository services and functions;

(5)	independent pricing services;

(6)
preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

(7)
sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Henssler under the Investment Advisory Agreement between the Fund and Henssler dated May 1, 1998), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisers, broker-dealers, financial institutions, and other organizations on behalf of Henssler;

(8)
shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders’ meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund’s Portfolio shareholders, as well as all expenses of shareholders’ and board of directors’ meetings, including the compensation and reimbursable expenses of the directors of the Fund; and

(9)
other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

(b)        Exclusions from Services.  Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include, and Henssler will not be responsible for, any of the following:

(1)
all brokers’ commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

(2)	the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

(3)	the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the

Portfolio to federal, state, county, city, or other governmental agents;

(4)	the fees and expenses of each director of the Fund who is not an “interested person” thereof, as defined in Section 2(a)(19) of the Act;

(5)	the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio;

(6)	the expenses, including fees and disbursements, of any legal counsel separately representing the Fund’s independent directors; and

(7)	any other extraordinary expense of the Fund or Portfolio.

(c)        Books and Records.  All books and records prepared and maintained by Henssler for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Henssler shall surrender to the Fund such of the books and records so requested.

(d)        Staff and Facilities.  Henssler assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

2.         Obligations of the Fund

(a)        Fee.

(1)	Investor Class Shares: The Fund will pay to Henssler, on the last day of each month, an annual fee equal to .70% of the average daily net asset value of the Portfolio’s Investor Class Shares.

(2)
Institutional Class Shares:  The Fund will pay to Henssler, on the last day of each month, an annual fee equal to .20% of the average daily net asset value of the Portfolio’s Institutional Class Shares.

(b)        Calculation of Operating Services Fee.  The fees in Paragraph 2(a) are to be computed daily based upon the net asset value of the Portfolio’s Investor Class Shares and Institutional Class Shares, respectively, as determined by a valuation made in accordance with the Fund’s procedure for calculating Portfolio net asset value as described in the Fund’s Prospectus and/or Statement of Additional Information.  During any period when the determination of a Portfolio’s net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(c)        Information.  The Fund will, from time to time, furnish or otherwise make available to Henssler such information relating to the business and affairs of the Portfolio as Henssler may reasonably require in order to discharge its duties and obligations hereunder.

3.         Term.  This Agreement shall become effective on the date hereof and, unless terminated in accordance with this Paragraph 3, shall remain in full force and effect for one year from the date hereof, and from year to year thereafter, provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 120 days written notice to Henssler;

(b)        the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c)        Henssler may terminate this Agreement without payment of penalty on 120 days written notice to the Fund.

4.         Miscellaneous

(a)        Performance Review.  Henssler will permit representatives of the Fund, including the Fund’s independent registered public accounting firm, to have reasonable access to the personnel and records of Henssler in order to enable such representatives to monitor the quality of services being provided and the level of fees due Henssler pursuant to this Agreement.  In addition, Henssler shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b)        Notices.  Any notice under this Agreement shall be given in writing, and shall be delivered or mailed to the other party at the principal office of such party in person, or by registered or certified mail, or a private mail or delivery service providing the sender with notice of receipt, or such other address as specified in a notice duly given to the other party.  Notice will be deemed given on the date delivered or mailed in accordance with this Paragraph 4(b).

(c)        Choice of Law.  This Agreement shall be construed in accordance with the laws of the State of Georgia and the applicable provisions of the Act.  To the extent the applicable law of the State of Georgia or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

THE HENSSLER FUNDS, INC.

By:	/s/ Gene W. Henssler
Gene W. Henssler, Ph.D.
President

ATTEST:	/s/ Christopher E. Reeves
CCO

HENSSLER ASSET MANAGEMENT, LLC

By:	/s/ Gene W. Henssler
Gene W. Henssler, Ph.D.
President

ATTEST:	/s/ Christopher E. Reeves
CCO

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